Exhibit 4.02

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated February 9, 2017 (this “Supplemental Indenture”), is made and entered into Symantec Corporation, a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association, a national banking association, as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture referred to below.

RECITALS

A. Section 9.01 of the Base Indenture, dated February 9, 2017, by and between the Issuer and the Trustee (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”) provides that, without the consent of Holders of any series of Notes, the Issuer and the Trustee may enter into a supplemental indenture to the Base Indenture to establish the form or terms of Initial Notes of any series pursuant to Section 2.01 of the Base Indenture.

B. The Issuer desires to issue $1,100,000,000 aggregate principal amount of 5% Senior Notes due 2025 (the “Initial Notes,” and any additional Notes of such series, the “Additional Notes,” and the Initial Notes and Additional Notes, collectively, the “Notes”), and in connection therewith, the Issuer has duly determined to make, execute and deliver to the Trustee this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Base Indenture. This Supplemental Indenture shall supplement the Base Indenture insofar as it will apply only to the Notes issued hereunder (and not to any other series of Notes).

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Notes:

Section 1. Notes. Pursuant to Section 2.01 of the Base Indenture, the terms and provisions of the Notes are as follows:

(a) The title of the Notes shall be “5% Senior Notes due 2025.”

(b) The Notes shall be initially limited to $1,100,000,000 aggregate principal amount. The Issuer may, without the consent of the Holders of the Notes, increase such aggregate principal amount in the future, on the same terms and conditions, except for any differences in the issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue. The Initial Notes and any Additional Notes subsequently issued shall be treated as a single class for purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided that if any such additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN number from the Initial Notes.

(c) The price at which the Notes shall be issued to the public is 100.000%.

(d) The Stated Maturity for the Notes shall be on April 15, 2025. The Notes shall not require any principal or premium payments prior to the Stated Maturity.

(e) The rate at which the Notes shall bear interest shall be 5% per annum, as set forth in Section 1 of the form of Note attached hereto as Exhibit A. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from February 9, 2017; provided that the first Interest Payment Date shall be October 15, 2017. Each April 15 and October 15 in each year, commencing October 15, 2017, shall be an Interest Payment Date for the Notes. The April 1 or October 1 (whether or not a Business Day), as the case may be, immediately preceding an Interest Payment Date shall be the Record Date for the interest payable on such Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Base Indenture with respect to defaulted interest. If an Interest Payment Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest on such payment will accrue in respect of the delay. The Issuer shall pay interest on overdue principal at a rate equal to the interest rate on the Notes to the extent lawful, and the Issuer shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(f) Payments of principal of, premium, if any, and interest on the Notes represented by one or more Global Notes initially registered in the name of The Depository Trust Company (the “Depositary”) or its nominee with respect to the Notes shall be made by the Issuer through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.

(g) The Notes shall be redeemable in accordance with the terms and provisions set forth in Section 2 hereof and (to the extent they do not conflict with Section 2 hereof) the terms and provisions of Article 3 of the Base Indenture.

(h) There shall be no mandatory sinking fund for the payments of the Notes.

(i) The Notes shall be represented by one or more Global Notes deposited with the Depositary and registered in the name of the nominee of the Depositary. The Notes, including the form of the certificate of authentication, shall be substantially in the form attached hereto as Exhibit A, the terms of which are incorporated by reference in this Supplemental Indenture.

(j) Wells Fargo Bank, National Association shall be the Trustee for the Notes.

(k) To the extent not set forth otherwise herein, the provisions of Article 2 of the Base Indenture are applicable.

Section 2. Optional Redemption of the Notes.

(a) At any time prior to April 15, 2020, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice as described in Section 3.03 of the Base Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(b) On and after April 15, 2020, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 3.03 of the Base Indenture, at the Redemption Prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 2(b), plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2020	102.500%
2021	101.250%
2022 and thereafter	100.000%

(c) At any time prior to April 15, 2020, the Issuer may, at its option, upon notice as described in Section 3.03 of the Base Indenture, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued under the Indenture at a Redemption Price (as calculated by the Issuer) equal to (i) 105.000% of the aggregate principal amount thereof (the “Equity Claw Redemption Amount”), with an amount equal to or less than the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding the Redemption Date, subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date; provided that (a) at least 50% of the sum of the aggregate principal amount of Initial Notes (and, for the avoidance of doubt, excluding any Additional Notes) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date of closing of such Equity Offering.

(d) In connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party approved in writing by the Issuer making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (which may be less than par and shall exclude any early tender premium or any similar premium and any accrued and unpaid interest paid to any holder in such tender offer) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.

(e) A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof.

Any redemption pursuant to this Section 2 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Base Indenture, to the extent not conflicting with this Section 2.

Section 3. Definitions.

(a) “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at April 15, 2020 (such redemption price being set forth in the table appearing in Section 2(b) herein), plus (ii) all required interest payments due on such Note through April 15, 2020 (excluding accrued but unpaid interest to the Redemption Date), computed by the Issuer on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(b) “Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of the Issuer or any Parent Entity, other than:

(1)	public offerings with respect to the Issuer or any Parent Entity’s common stock registered on Form S-8; and

(2)	issuances to any Subsidiary of the Issuer.

(c) “Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 15, 2020; provided, however, that if the period from such Redemption Date to April 15, 2020 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Section 4. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written:

SYMANTEC CORPORATION

By:	/s/ Scott C. Taylor
	Name:	Scott C. Taylor
	Title:	Executive Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

Exhibit A

Form of Note

[See attached]

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                    ]1

ISIN [                    ]2

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing up to

$[            ]

5% Senior Notes due 2025

No.	[$ ]

SYMANTEC CORPORATION

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                      United States Dollars] on April 15, 2025.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

[1]	Rule 144A: 871503 AU2; Regulation S: U78585 AC7
[2]	Rule 144A: US871503AU26; Regulation S: USU78585AC73

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

SYMANTEC CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

5% Senior Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Base Indenture referred to below unless otherwise indicated.

1. INTEREST. Symantec Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 5% per annum from February 9, 2017 until Maturity. The Issuer shall pay interest semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 9, 2017; provided that the first Interest Payment Date shall be October 15, 2017. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. This note is one of the series designated on the face hereof (individually, a “Note” and, collectively, the “Notes”).

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of the Notes at the close of business (if applicable) on the April 1 or October 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Base Indenture with respect to defaulted interest. Payment of interest may, at the option of the Issuer, be made (i) by check mailed to the Holders of the Notes at their addresses set forth in the register of Holders or (ii) upon request of any Holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee, provided that all payments of principal of and interest and premium, if any, with respect to the Notes represented by one or more Global Notes will be made in accordance with DTC’s applicable procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under the Base Indenture, dated as of February 9, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 9, 2017 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and between the Issuer and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 5% Senior Notes due 2025. The Issuer shall be entitled to issue Additional Notes constituting Notes pursuant to Section 2.01 of the Base Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer, as further described in the Indenture. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and a Holder will be required to pay all taxes and fees required by law and due on transfer or as otherwise permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before the mailing or sending of a notice of redemption in respect of the Notes.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Base Indenture. Upon the occurrence of an Event of Default relating to the Notes, the rights and obligations of the Issuer, the Trustee and the Holders of the Notes shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES.

12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers and/or similar numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers and/or similar numbers in notices of redemption as a convenience to Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Attention: Treasurer

Email: TreasuryMailbox@symantec.com; Rachel_Morgan@symantec.com;

Jori_mccuskey@symantec.com

with a copy to:

General Counsel

Facsimile No. (650) 429 9137

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, check the box below:

[    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or othersignature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian